As filed with the Securities and Exchange Commission on September 12, 2025

Registration No. 333-126959

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

China Automotive Systems, Inc.

(As successor in interest to China Automotive Systems, Inc.)

(Exact name of registrant as specified in its charter)

Cayman Islands	33-0885775
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 1 Henglong Road, Yu Qiao Development Zone Shashi District, Jing Zhou City, Hubei Province	434000
People’s Republic of China	(Zip Code)
(86) 716-412-7901
(Address of Principal Executive Offices)

China Automotive Systems, Inc.

2004 Stock Option Plan

(Full title of the plan)

Henglong USA Corporation
2546 Elliott Drive
Troy, Michigan 48083
(248) 577-0353

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas
31st Floor
New York, NY 10036

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE*

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

*	No additional securities are to be registered, and the registration fee was previously calculated and paid in connection with the filing of the original Registration Statement (File No. 333- 126959). Therefore, no further registration fee is required.

Explanatory Statement

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by China Automotive Systems, Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), as successor issuer to China Automotive Systems, Inc., a Delaware corporation (“CAAS DE”). The Company succeeded to the interests of CAAS DE following a redomicile merger pursuant to an agreement and plan of merger dated as of June 26, 2025 (the “Merger Agreement”) between the Company and CAAS DE. Pursuant to the Merger Agreement, CAAS DE merged with and into the Company, with the Company surviving the merger and each issued and outstanding shares of CAAS DE’s common stock being converted into the right to receive one ordinary share of a par value of US$0.001 each of the Company. In addition, the Company assumed CAAS DE’s existing obligations with respect to all outstanding options to purchase shares of CAAS DE’s common stock and all other outstanding equity awards granted to directors, employees and consultants under CAAS DE’s 2004 Stock Option Plan, under the same terms and conditions. This Post-Effective Amendment pertains to the adoption by the Company of the registration statement on Form S-8 (the “Registration Statements”) with File No. 333-126959. The Company hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing of the original Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Information Incorporated by Reference.

The following documents previously filed by CAAS DE or the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act are incorporated by reference in this Registration Statement:

(a)	CAAS DE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and filed with the Commission on March 28, 2025;

(b)	CAAS DE’s Quarterly Report on Form 10-Q for the first quarter ended March 31, 2025, and filed with the Commission on May 14, 2025, and the Quarterly Report on Form 10-Q for the second quarter ended June 30, 2025 and filed with the Commission on August 13, 2025;

(c)	CAAS DE’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items) and filed with the Commission on June 25, 2025 and June 26, 2025.

(d)	All other reports filed by CAAS DE pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2024.

(e)	The description of ordinary shares of the Company contained under the heading “Description of Share Capital of CAAS Cayman” in the Company’s registration statement on Form F-4 (File No. 333-288447) filed with the Commission on July 1, 2025, including any amendment or report filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The Company’s articles of association provide that its directors and officers shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, dishonesty or wilful default.

The Company expects to enter into indemnification agreements with each of its directors, executive officers and other officers and employees (including officers and employees of its subsidiaries) who currently have indemnification agreements with CAAS DE. In addition, the Company expects to have insurance coverage under policies which insure directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Form of Amended and Restated Memorandum and Articles of Association of China Automotive Systems, Inc. (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form F-4 (Reg. No. 333-288447), filed by the Company on July 1, 2025, as amended).

4.2	China Automotive Systems, Inc. 2004 Stock Option Plan (previously filed with).

5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the legality of the registered shares.

23.1*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1 filed hereto).

23.2*	Consent of PricewaterhouseCoopers Zhong Tian LLP, independent registered accounting firm.

24.1	Power of Attorney (included in the signature page to this Registration Statement).

* Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to each of these Registration Statements:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 % change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jingzhou, China on September 12, 2025.

China Automotive Systems, Inc.

By:	/s/ Qizhou Wu
Qizhou Wu
Chief Executive Officer and President
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Qizhou Wu and Jie Li as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Qizhou Wu		September 12, 2025
Qizhou Wu	Director and CEO
(Principal Executive Officer)
/s/ Jie Li		September 12, 2025
Jie Li	Chief Financial Officer
(Principal Financial Officer)
/s/ Hanlin Chen		September 12, 2025
Hanlin Chen	Chairman of the Board

/s/ Guangxun Xu		September 12, 2025
Guangxun Xu	Director

/s/ Robert Wei Cheng Tung		September 12, 2025
Robert Wei Cheng Tung	Director

/s/ Tao Liu		September 12, 2025
Tao Liu	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of China Automotive Systems, Inc., has signed this registration statement in City of Troy, State of Michigan, on September 12, 2025.

AUTHORIZED U.S. REPRESENTATIVE

/s/ Haimian Cai
Name:	Haimian Cai
Title:	Vice President